Exhibit 10.14

TERMINATION Agreement

entered into by and between

HOOKIPA Biotech GmbH (FN 491551w)

Helmut-Qualtinger-Gasse 2

1030 Vienna, Austria

(the “Company”)

and

Joern Aldag

Date of birth ****

Address ****

(the “Executive”)

as follows:

1.

The Company and the Executive are parties to an indefinite employment agreement. The Executive served as the Chief Executive Officer of HOOKIPA Pharma Inc. (as sole shareholder of the Company) and as Managing Director of the Company. The Executive was most recently removed from these positions with effect from 22.07.2024 by resolution of the responsible bodies. At the same time, the employment contract was terminated by the Company with 6 months' notice to the end of the month, i.e. to 31.01.2025. The Executive has also resigned as a director of HOOKIPA Pharma, Inc. on 23.07.2024.

2.

The parties agree that the employment contract will end by mutual agreement on 31.07.2024 (the “Termination Date”). It is noted that there was never an employment contract between HOOKIPA Pharma Inc. and the Executive.

3.

The Executive is released from his obligation to provide any services (“garden leave”) with effect from 22.07.2024. Due to the revocation the Executive is no longer authorised or allowed to represent the Company externally, including sending any emails, making any phone calls or otherwise responding to other parties or acting on behalf of the Company. This obligation also covers any communication relating to the business to individuals within the company, including employees and contractors. Regardless the Executive will be available to a reasonable extent during the garden leave period to answer questions by phone, videocalls, or his private email to the new CEO/CFO and/or supervisory board members, even after the Termination Date until 30.04.2026.

4.

Until the Termination Date, the Executive must fully comply with all statutory, contractual, and ancillary contractual obligations, including those arising from the Austrian Limited Liability Companies Act (GmbH-Gesetz) and the Salaried Employees Act (Angestelltengesetz).

5.	Until the Termination Date the Executive shall continue to receive his monthly base salary and all other monthly paid benefits.

6.

The Executive shall return to the Company all keys, key cards, laptop, company phone, credit cards, and all equipment, which he used and kept during the employment at the latest on 31.08.2024. The Executive shall immediately return to the Company’s registered office any equipment, company documents and objects made available to him as well as any (electronic) copies made of them, insofar as these are still in his possession, without further request, unless he has already fulfilled this obligation.

7.

The Executive is strictly obliged, during and after the Termination Date, to keep secret from anyone all internal HOOKIPA Pharma Inc. and Company matters of which he became aware during his employment, in particular business and trade secrets within the meaning of the Austrian Unfair Competition Act (UWG) and all other information that is expressly marked as confidential by the Company or HOOKIPA Pharma Inc. or is to be regarded as confidential according to the Company’s express will or the will discernible from the circumstances. This does not apply if the Executive is obliged to disclose such information by mandatory law.

The obligations arising from the employment agreement under 6 (a) (Confidential Information), 6 (b) (Confidentiality) and 6 (c) (Documents, Records, etc.)) remain in force without any time limit.

8.

The Executive will observe all obligations arising from the employment agreement under 6 (d) (Noncompetition and Nonsolicitation) for a period of six months from the Termination Date, i.e. until 31.01.2025.

9.

The Company will pay the Executive (taking into consideration but exceeding 4 (b) (i) of the employment agreement) a Severance Amount equal to 150 % of the annual Executive’s Base Salary, i.e. Euro 786,905.91 gross. Payment will be made with the final settlement of the employment relationship within 14 days.

10.

The Executive is entitled to options according to the respective plans. Because of the termination of the employment, the options will continue to vest until the 31.01.2025. The parties agree that the vesting of the 2024 April Regrant Award is accelerated, so that all options under this 2024 April Regrant Award are fully vested on the 31.01.2025. As a result of the termination of employment, the exercise option period for the Executive ends on 30.4.2026. All options that have not fully vested as of 31.01.2025 will expire. The Executive is qualified as a Good Leaver. An overview of all options vested as at 31.01.2025 is provided below (for the avoidance of doubt, all options shown in the column "Vested after acc. Vesting" are fully vested on the 31.01.2025).

The Executive was granted RSUs that are fully vested and have already been converted into shares. It is noted that there is currently a black-out period, the duration of which is unknown.

11.

The parties agree that, except for the obligations specified in this Termination Agreement and the indemnification provided by HOOKIPA Pharma Inc. for the Executive as a former board member against third party claims for the period previously provided for after the end of the membership to the management board, all employment related claims of the parties arising under or in connection with the employment contract and its termination, regardless of their legal basis, whether known or unknown, are finally settled (Settlement Clause).

12.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

13.	This Agreement is governed by Austrian law.

Date: 30.08.2024	Date: 31.08.2024

/s/ Malte Peters	/s/ Joern Aldag
HOOKIPA Biotech GmbH	Joern Aldag
represented by
Malte Peters
CEO

Date: 30.08.2024

/s/ Jan van de Winkel
HOOKIPA Pharma Inc.
represented by
Jan van de Winkel
Chairman of the Board